                                            Exhibit 99.1
Ark Restaurants Announces Financial Results for the
Fourth Quarter and Fiscal Year Ended 2024

CONTACT:
Anthony J. Sirica
(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York - December 16, 2024 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the fourth quarter and fiscal year ended September 28, 2024.
The Company’s fiscal year ends on the Saturday nearest September 30. The fiscal years ended September 28, 2024 and September 30, 2023 both included 52 weeks and the quarters ended September 28, 2024 and September 30, 2023 both included 13 weeks.
Financial Results
Total revenues for the 13 weeks ended September 28, 2024 were $43,406,000 versus $44,400,000 for the 13 weeks ended September 30, 2023.
Total revenues for the year ended September 28, 2024 were $183,545,000 versus $184,793,000 for the year ended September 30, 2023. As required by our lease, Gallagher's Steakhouse at the New York-New York Hotel and Casino in Las Vegas, NV was substantially closed for renovation in the prior period from February 5, 2023 through April 27, 2023 (the "Closure Period"). Revenues for the comparable current period were $3,056,000 as compared to $1,068,000 for the Closure Period.
Company-wide same store sales decreased 3.6% for the 13 weeks ended September 28, 2024 as compared to the same period of last year. For the year ended September 28, 2024, company-wide same store sales decreased 1.1% as compared to last year.
Net loss attributable to Ark Restaurants Corp. for the 13 weeks ended September 28, 2024, was $(4,457,000) or $(1.24) per basic and diluted share compared to a net loss of $(10,364,000) or $(2.88) per basic and diluted share, for the 13 weeks ended September 30, 2023. The Company's Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), as adjusted, for the 13 weeks ended September 28, 2024 was $503,000 versus $585,000 for the 13 weeks ended September 30, 2023 and excludes: (i) a loss on the closure of El Rio Grande in the amount of $876,000 for the 13 weeks ended September 28, 2024, (ii) non-cash goodwill impairment charges of $4,000,000 and $10,000,000, respectively, for the 13 weeks ended September 28, 2024 and September 30, 2023, and (iii) other items as set out in the table below. EBITDA is a Non-GAAP Financial Measure. Please see "Non-GAAP Financial Information" at the end of this news release.
Net loss attributable to Ark Restaurants Corp. for the year ended September 28, 2024, was $(3,896,000) or $(1.08) per basic and diluted share compared to a net loss of $(5,928,000) or $(1.65) per basic and diluted share, for the year ended September 30, 2023. The Company's EBITDA, as adjusted, for the year ended September 28, 2024 was $6,128,000 versus $9,266,000 for the year ended September 30, 2023 and excludes: (i) a loss on the closure of El Rio Grande of $876,000 in fiscal 2024, (ii) impairment losses on right-of-use ("ROU") and long-lived assets of $2,500,000 in fiscal 2024, (iii) non-cash goodwill impairment charges of $4,000,000 and $10,000,000, respectively, for the fiscal years ended 2024 and 2023, and (iv) other items as set out in the table below. EBITDA is a Non-GAAP Financial Measure. Please see "Non-GAAP Financial Information" at the end of this news release.
As of September 28, 2024, the Company had cash and cash equivalents of $10,273,000 and total outstanding debt of $5,235,000.

Other Matters
Loss on the Closure of El Rio Grande
The Company advised the landlord of El Rio Grande we would be terminating the lease and closing the property permanently on or around January 1, 2025. In connection with this notification, the Company recorded a loss of $876,000 during the year ended September 28, 2024 consisting of: (i) rent and other costs incurred in accordance with the termination provisions of the lease in the amount of $398,000, (ii) accrued severance and other costs in the amount of $94,000, (iii) an impairment charge related to long-lived assets in the amount of $269,000 and (iv) the write-off of our security deposit in the amount of $238,000, all partially offset by a gain related to the write-off of ROU assets and related lease liabilities in the net amount of $123,000.
Impairment Losses on Right-of-Use and Long-lived Assets
During the year ended September 28, 2024, impairment indicators were identified at our Sequoia property located in Washington, D.C. due to lower-than-expected operating results. Accordingly, the Company tested the recoverability of Sequoia's ROU and long-lived assets and concluded they were not recoverable. Based on a discounted cash flow analysis, the Company recognized impairment charges of $1,561,000 and $939,000 related to Sequoia's ROU assets and long-lived assets, respectively. Given the inherent uncertainty in projecting results of restaurants, the Company will continue to monitor the recoverability of the carrying value of the assets of Sequoia and several other restaurants on an ongoing basis. If expected performance is not realized, further impairment charges may be recognized in future periods, and such charges could be material.
Goodwill Impairment
The Company's agreements with the Bryant Park Corporation (the “Landlord”), (a private non-profit entity that manages Bryant Park under agreements with the New York City Department of Parks & Recreation) for the Bryant Park Grill & Cafe and The Porch at Bryant Park expire on April 30, 2025. During July 2023 (for the Bryant Park Grill & Cafe) and September 2023 (for The Porch at Bryant Park), the Company received requests for proposals (the "RFPs") from the Landlord to which we responded on October 26, 2023. The agreements offered under the RFPs for both locations are for new 10-year agreements, with one five-year renewal option. Any operator awarded the agreements must be approved by both the New York City Department of Parks & Recreation and the New York Public Library. To date, the landlord has not announced the selection of a successful bidder; however, the landlord has made public statements of its intention to select an operator other than the Company. In response to these public statements and other information obtained by the Company, management has engaged outside advisors who have been assisting with our efforts to obtain the extensions by ensuring the RFP awards process is both fair and transparent. We intend to pursue all available options to protect our interests.
As a result of the above and other factors, the Company determined that there were indicators of potential impairment of its goodwill and accordingly, the Company performed qualitative and quantitative assessments for its goodwill as of September 28, 2024 and September 30, 2023. Based on the impairment analysis, the carrying amount of our equity exceeded its estimated fair value, which indicated an impairment of the carrying value of our goodwill at September 28, 2024 and September 30, 2023. Accordingly, during the fourth quarters of fiscal 2024 and 2023, the Company recorded goodwill impairment charges of $4,000,000 and $10,000,000, respectively. Such impairments have been attributed to factors such as, but not limited to, a decrease in the market price of the Company's common stock and lower than expected profitability.
Food Court at the Hard Rock Hotel and Casino in Tampa, Florida
On November 26, 2024, the Company agreed to terminate its lease for the food court at The Hard Rock Hotel and Casino in Tampa, FL. The termination agreement is subject to the approval of the United States Department of the Interior, Bureau of Indian Affairs. In exchange for vacating the premises sometime in late December 2024, Ark Hollywood/Tampa Investment LLC, a subsidiary of the Company, (in which we own a 65% interest) will receive a termination payment in the amount of $5,500,000 and all obligations under the lease will cease. The Company expects to record a gain related to the termination payment and it is expected that Ark Hollywood/Tampa

Investment LLC will distribute approximately 35% of the net proceeds, after expenses, to the other equity holders of Ark Hollywood/Tampa Investment LLC.
Conference Call and Webcast Information
Ark Restaurants will host a conference call on December 17, 2024 at 11:00 a.m. Eastern Time to review these results and discuss other topics.
The call can be accessed by dialing toll-free 1-877-407-4018 (Toll/International: 1-201-689-8471).
A live listen-only webcast of the call will be available by copying and pasting the following URL into your browser: https://callme.viavid.com/viavid/?callme=true&passcode=13716421&h=true&info=company&r=true&B=6. A replay will be available approximately three hours following the call by dialing toll-free 1-844-512-2921 (Toll/International: 1-412-317-6671) using Access ID 13750617. The replay will be available until Tuesday, December 24, 2024, 11:45 p.m. Eastern Time.
About Ark Restaurants Corp.
Ark Restaurants owns and operates 17 restaurants and bars, 16 fast food concepts and catering operations primarily in New York City, Florida, Washington, DC, Las Vegas, Nevada and the gulf coast of Alabama. Four restaurants are located in New York City, one is located in Washington, DC, five are located in Las Vegas, Nevada, one is located in Atlantic City, New Jersey, four are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant in the Tropicana Hotel and Casino. The Florida operations include the Rustic Inn in Dania Beach, Shuckers in Jensen Beach, JB’s on the Beach in Deerfield Beach, Blue Moon Fish Company in Lauderdale-by-the-Sea and the operation of four fast food facilities in Tampa and six fast food facilities in Hollywood, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores and one in Spanish Fort.
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.
Non-GAAP Financial Information
This news release includes non-generally accepted accounting principles ("GAAP") performance measures. Although EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP as it may not necessarily be comparable to similarly titled measure employed by other companies.

ARK RESTAURANTS CORP.
Consolidated Statements of Operations
(In Thousands, Except per share amounts)

	13 Weeks Ended September 28, 2024	13 Weeks Ended September 30, 2023	52 Weeks Ended September 28, 2024	52 Weeks Ended September 30, 2023

TOTAL REVENUES	$43,406	$44,400	$183,545	$184,793
COSTS AND EXPENSES:
Food and beverage cost of sales	12,007	12,152	49,519	49,624
Payroll expenses	15,875	17,295	65,844	66,322
Occupancy expenses	6,254	5,884	24,622	23,472
Other operating costs and expenses	5,892	5,940	24,125	23,498
General and administrative expenses	3,112	2,752	12,263	12,407
Depreciation and amortization	909	1,080	4,090	4,310
Loss on closure of El Rio Grande	876	—	876	—
Impairment losses on right-of-use and long-lived assets	—	—	2,500	—
Goodwill impairment	4,000	10,000	4,000	10,000
Total costs and expenses	48,925	55,103	187,839	189,633
OPERATING LOSS	(5,519)	(10,703)	(4,294)	(4,840)
OTHER (INCOME) EXPENSE:
Interest expense, net	129	161	577	906
Other income	—	(26)	(26)	(52)
Gain on forgiveness of PPP Loans	—	—	(285)	(272)
Total other (income) expense, net	129	135	266	582
LOSS BEFORE BENEFIT FOR INCOME TAXES	(5,648)	(10,838)	(4,560)	(5,422)
Benefit for income taxes	(613)	(370)	(815)	(64)
CONSOLIDATED NET LOSS	(5,035)	(10,468)	(3,745)	(5,358)
Net (income) loss attributable to non-controlling interests	578	104	(151)	(570)
NET LOSS ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$(4,457)	$(10,364)	$(3,896)	$(5,928)

NET LOSS PER ARK RESTAURANTS CORP. COMMON SHARE:
Basic	$(1.24)	$(2.88)	$(1.08)	$(1.65)
Diluted	$(1.24)	$(2.88)	$(1.08)	$(1.65)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,604	3,602	3,604	3,601
Diluted	3,604	3,602	3,604	3,601

EBITDA Reconciliation:
Loss before benefit for income taxes	$(5,648)	$(10,838)	$(4,560)	$(5,422)
Depreciation and amortization	909	1,080	4,090	4,310
Interest expense, net	129	161	577	906
EBITDA (a)	$(4,610)	$(9,597)	$107	$(206)
EBITDA, adjusted:
EBITDA (as defined) (a)	$(4,610)	$(9,597)	$107	$(206)
Non-cash stock option activity	(341)	78	(919)	314
Loss on closure of El Rio Grande	876	—	876	—
Impairment losses on right-of-use and long-lived assets	—	—	2,500	—
Goodwill impairment	4,000	10,000	4,000	10,000
Gain on forgiveness of PPP Loans	—	—	(285)	(272)
Net (income) loss attributable to non-controlling interests	578	104	(151)	(570)
EBITDA, as adjusted	$503	$585	$6,128	$9,266

(a)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income, is included above.